Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 1 DATED FEBRUARY 3, 2020
TO THE PROSPECTUS DATED JANUARY 8, 2020

This document supplements, and should be read in conjunction with, our prospectus dated January 8, 2020. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value per share for our Class A, Class I, Class T and Class D shares for the month of January 2020.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I, Class T and Class D shares of our common stock on each business day for the month of January 2020.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*
January 2, 2020	$14.45	$14.53	$14.49	$14.52
January 3, 2020	$14.47	$14.55	$14.50	$14.53
January 6, 2020	$14.47	$14.55	$14.51	$14.54
January 7, 2020	$14.45	$14.53	$14.49	$14.52
January 8, 2020	$14.46	$14.54	$14.49	$14.52
January 9, 2020	$14.46	$14.54	$14.49	$14.52
January 10, 2020	$14.47	$14.55	$14.50	$14.53
January 13, 2020	$14.48	$14.56	$14.51	$14.54
January 14, 2020	$14.47	$14.55	$14.51	$14.54
January 15, 2020	$14.48	$14.56	$14.52	$14.55
January 16, 2020	$14.50	$14.58	$14.53	$14.56
January 17, 2020	$14.50	$14.58	$14.53	$14.56
January 21, 2020	$14.51	$14.59	$14.54	$14.57
January 22, 2020	$14.50	$14.58	$14.53	$14.56
January 23, 2020	$14.51	$14.59	$14.54	$14.57
January 24, 2020	$14.50	$14.58	$14.54	$14.57
January 27, 2020	$14.50	$14.58	$14.53	$14.56
January 28, 2020	$14.50	$14.58	$14.54	$14.56
January 29, 2020	$14.50	$14.58	$14.53	$14.56
January 30, 2020	$14.50	$14.58	$14.54	$14.56
January 31, 2020	$14.49	$14.57	$14.52	$14.55
*Class D shares are currently being offered pursuant to a private placement offering.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com for our publicly offered shares and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website for our publicly offered shares.